Exhibit 10.4

Amendment No. 1 to Executive Employment Agreement (“Amendment No. 1”)

Amendment No. 1 Date: August 21, 2026 (this “Amendment No. 1 Date”)

Name of Original Agreement: Executive Employment Agreement (the

“Agreement”)

Effective Date of Original Agreement: July 7, 2025 (the “Effective Date”)

Parties: Rocket Pharmaceuticals, Inc., (the “Company”) and Chris Stevens (“Executive”)

WHEREAS, the Parties desire to amend certain terms of the Agreement by means of this Amendment No. 1.

NOW, THEREFORE, in order to accommodate the desired amendment(s), the Parties hereby agree as follows:

1.
Defined Terms. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Agreement.

2.
Amendment(s) to the Agreement.

2.1.
Section 3(b) of the Agreement is hereby deleted and replaced in its entirety as follows:

“(b) Without Cause or for Good Reason. If Executive’s employment with the Company is terminated by the Company without Cause or by Executive for Good Reason, Executive will be entitled to receive the Accrued Amounts. If Executive executes and does not revoke a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company (the “Release”) within 60 days following Executive’s Termination Date, then Executive will receive, subject to such Release becoming irrevocable, in addition to the Accrued Amounts:

(i)
A lump sum payment equal to twelve months of Executive’s base salary for the year in which the Termination Date occurs;
(ii)
Any Incentive Bonus to which Executive may be entitled pursuant to Section 2(c)(iii); and
(iii)
A lump sum amount equal to the monthly Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) premium based on Executive’s coverage election in effect on the Termination Date multiplied by 12.

All payments under Sections 3(b)(i) and 3(b)(iii) will be paid in a lump sum, less all required tax withholdings and other applicable deductions, no later than the second regular payroll date following the date the Release becomes effective. The right to any payments or benefits under Sections 3(b)(i) and 3(b)(iii) will be forfeited if the Release is not executed or is revoked within the 60-day period following the Termination Date. If the effective date of such Release could span two calendar years depending on the date on which Executive signs the Release, the payment will not be made until the later calendar year.”

2.2.
Section 3(d) of the Agreement is hereby deleted and replaced in its entirety as follows:

“(d) Change in Control Termination. Notwithstanding any other provision contained herein, if Executive’s employment under this Agreement is terminated by Executive for Good Reason or by the Company without Cause (other than on account of Executive’s death or Disability), in each case within three months prior to or 12 months following a Change in Control, Executive will be entitled to receive, subject to Executive’s execution and non-revocation of a Release within 60 days following Executive’s Termination Date:

(i)
The Accrued Amounts;

(ii)
A lump sum amount equal to Executive’s annual salary during the fiscal year in which the termination occurs (not including any reduction of such salary leading to Executive’s termination with Good Reason);

(iii)
A lump sum amount equal to the target Incentive Bonus to which Executive would have been entitled during the fiscal year in which the termination occurred;

(iv)
A lump sum amount equal to the target Incentive Bonus to which Executive would have been entitled during the fiscal year in which the termination occurred, prorated for the number of days prior to the date of the termination in the fiscal year in which the termination occurred; and

(v)
A lump sum amount equal to the monthly COBRA premium based on Executive’s coverage election in effect on the Termination Date multiplied by 12.

(vi)
All payments under Sections 3(d)(ii), 3(d)(iii), 3(d)(iv) and 3(d)(v) will be paid in a lump sum, less all required tax withholdings and other applicable deductions, no later than the second regular payroll date following the date the Release becomes effective. The right to any payments or benefits under Sections 3(d)(ii), 3(d)(iii), 3(d)(iv) and 3(d)(v) will be forfeited if the Release is not executed or is revoked within the 60-day period following the Termination Date. If the effective date of such Release could span two calendar years depending on the date on which Executive signs the Release, the payment will not be made until the later calendar year.

(vii)
A “Change in Control” will mean (A) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity,

(B) a merger, reorganization or consolidation pursuant to which the holders of the

Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (C) the sale of all of the stock of the Company to an unrelated person, entity or group thereof acting in concert or

(D) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.”

3.
Ratification of the Agreement. Except as expressly set forth in Article 2 above, the Agreement shall remain unmodified and in full force and effect. The execution, delivery and effectiveness of this Amendment No. 1 shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the parties to the Agreement, nor constitute a waiver of any provision of the Agreement.

4.
Counterparts. This Amendment No. 1 may be executed in any number of counterparts, each of which shall be an original instrument and all of which, when taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties have executed this Amendment No. 1 as of the Amendment No. 1 Date.

EXECUTIVE ROCKET PHARMACEUTICALS, INC.

By:

Name: Chris Stevens Name:

Title:

Gaurav Shah CEO

Email:

Email: